Issuer Free Writing Prospectus

(relating to Preliminary Prospectus Supplement dated

August 5, 2013 and Prospectus dated August 5, 2013)

Filed pursuant to Rule 433

Registration Number 333-190365

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

Final Term Sheet

August 5, 2013

Issuer:	Westinghouse Air Brake Technologies Corporation

Legal Format:	SEC Registered

Size:	$250,000,000

Maturity:	August 15, 2023

Coupon (Interest Rate):	4.375%

Yield to Maturity:	4.390%

Spread to Benchmark Treasury:	T + 175bps

Benchmark Treasury:	1.75% due May 15, 2023

Benchmark Treasury Price and Yield:	92-12 and 2.640%

Interest Payment Dates:	February 15 and August 15, beginning on February 15, 2014

Redemption Provision:

Make-whole call	Callable at the greater of par or the make-whole (Treasury Rate plus 30bps) at any time before 3 months prior to maturity

Par call	At any time on or after 3 months prior to maturity

CUSIP / ISIN:	960386AH3 / US960386AH34

Price to Public:	99.879%

Trade Date:	August 5, 2013

Settlement Date:	August 8, 2013 (T+3)

Ratings*:	Baa3 (stable outlook) by Moody’s BBB- (stable outlook) by Standard & Poor’s

Joint Bookrunners	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated PNC Capital Markets LLC

Senior Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC RBS Securities Inc. Wells Fargo Securities, LLC

Co-Managers:	HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Avondale Partners, LLC Raymond James & Associates, Inc. Scotia Capital (USA) Inc. UBS Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may contact: J.P. Morgan Securities LLC by telephone collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated by telephone toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@baml.com.

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